Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
7.95% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES J
($2,500.00 initial liquidation preference per share)

OF

LEHMAN BROTHERS HOLDINGS INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Executive Committee of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation and pursuant to the authority conferred upon the Executive Committee by the By-Laws of the Corporation and pursuant to the authority duly delegated thereto by the Board of Directors of the Corporation:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $1.00 per share, with a liquidation preference, in the aggregate, of up to $1,897,500,000.00 on the following terms, with the following designations, powers, preferences and rights:

1.             Designation and Amount; Fractional Shares.  The series of preferred stock shall be designated as the “7.95% Non-Cumulative Perpetual Preferred Stock, Series J” (the “Series J Preferred Stock”).  The Series J Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of Series J Preferred Stock shall be seven hundred fifty-nine thousand (759,000) shares.  The Series J Preferred Stock is issuable in whole shares only.

2.             Dividends.  Holders of shares of Series J Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available for payment, cash dividends on the liquidation preference of $2,500.00 per share at a rate per annum equal to 7.95%. Declared dividends on the Series J Preferred Stock shall be payable from and including the date of initial issuance and shall be payable quarterly, in arrears, on each February 15, May 15, August 15 and November 15, commencing on May 15, 2008 (each such date a “Dividend Payment Date”).  If any date on which dividends would otherwise be payable shall not be a business day, then the date of payment of dividends need not be made on such date, but such payment of dividends may be made on the next succeeding day that is a business day with the same force and effect as if made on the Dividend Payment Date, and no additional dividends shall be payable nor interest shall accrue on the amount payable from and after such Dividend Payment Date to the next succeeding business day. “Business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Dividends on Series J Preferred Stock shall not be cumulative; holders of Series J Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee thereof and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.  Declared and unpaid dividends shall not bear interest.

Declared dividends shall be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on each record date, which record date shall be the first day of the month in which the related Dividend Payment Date occurs (each of which date being a “Record Date”).

The term “Dividend Period” means the period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of initial issuance of the Series J Preferred Stock and shall end on but exclude the next Dividend Payment Date). Dividends payable on the Series J Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in Section 8) unless there shall also be or have been declared and paid, or set apart for payment on the Series J Preferred Stock, dividends for the Dividend Period ending on or before the dividend payment date of such Parity Preferred Stock, ratably with dividends on such Parity Preferred Stock, in proportion to the respective amounts of (x) the full amount of dividends that would be payable on the Series J Preferred Stock if dividends were declared in full on the Series J Preferred Stock for such Dividend Period, on the one hand, and (y) accumulated and unpaid dividends, or the full amount of dividends that would be payable for the most recent dividend period for such stock if such dividends were declared in full in the case of non-cumulative Parity Preferred Stock, on the other hand.

Except as set forth in the preceding paragraph, unless full dividends on the Series J Preferred Stock have been declared and paid or set aside for payment for the most recently completed Dividend Period, no dividends may be paid or declared and set aside for payment or other distribution made upon any other stock of the Corporation ranking junior to or on a parity with the Series J Preferred Stock as to dividends (any such stock “Junior or Parity Stock”), and the Corporation may not, and may not permit its subsidiaries to, redeem, purchase or otherwise acquire for any consideration (or make any payment to or available for a sinking fund with respect to) any Junior or Parity Stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Junior or Parity Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Junior or Parity Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full dividends upon shares of the Series J Preferred Stock for the most recently completed Dividend Period shall have been paid or declared and set apart for payment); provided further that (i) any Junior or Parity Stock may be purchased, redeemed or otherwise acquired in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into prior to the beginning of the then-current Dividend Period; (ii) any Junior or Parity Stock may be purchased, redeemed or otherwise acquired in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors of the Corporation or any of its subsidiaries; (iii) any Junior or Parity Stock may be exchanged, redeemed or converted for any Junior or Parity Stock; (iv) any Junior or Parity Stock may be redeemed, purchased or otherwise acquired with the proceeds of a substantially contemporaneous sale of any Junior or Parity Stock; or (v) fractional interests in shares of the Corporation’s capital stock may be purchased pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged.  The foregoing provision shall not restrict the ability of Lehman Brothers Inc., or any other affiliate of the Corporation, to engage in any market-making transactions in any such Junior or Parity Stock in the ordinary course of business.

3.             Liquidation Preference.  The shares of Series J Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of common stock and any other stock of the Corporation ranking junior to the Series J Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series J Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of common stock or any other such junior stock, an amount equal to the liquidation preference of $2,500.00 per share plus an amount equal to all declared and unpaid dividends on the shares of Series J Preferred Stock to the date of final distribution.  The holders of the Series J Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series J Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.  After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series J Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock and Series J Preferred Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.  For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale, lease, exchange or transfer of all or any part of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.

4.             Conversion.  The Series J Preferred Stock is not convertible into, or exchangeable for, other securities or property.

5.             Voting Rights.  The Series J Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights.  Whenever, at any time or times, dividends payable on the shares of Series J Preferred Stock have not been paid for an aggregate of six Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series J Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders until full dividends have been paid on the Series J Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.  Upon any termination of the right of the holders of shares of Series J Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled only by the affirmative vote of the holders of shares of Series J Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock.  If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.  At elections for such directors, each holder of shares of Series J Preferred Stock shall be entitled to 10 votes for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

So long as any shares of any Series J Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% of the shares of such Series J Preferred Stock (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series J Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or (ii) amend, alter or repeal the certificate of designations for such Series J Preferred Stock, or the Restated Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series J Preferred Stock.  Any increase in the amount of authorized common stock or other authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of stock, in each case ranking on a parity with or junior to the shares of Series J Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of Series J Preferred Stock shall be entitled to 10 votes.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series J Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series J Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

6.             Redemption.  The shares of Series J Preferred Stock shall not be redeemable prior to February 15, 2013.  From and after such date, the Corporation, at its option, may redeem out of funds lawfully available therefor shares of the Series J Preferred Stock, as a whole or in part, at a redemption price equal to $2,500.00 per share, plus an amount equal to any declared and unpaid dividends to, but excluding, the date fixed for redemption.

If the date fixed for redemption is on or after a Record Date and on or before the corresponding Dividend Payment Date, the holders of shares of Series J Preferred Stock at the close of business on a Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the call for redemption thereof or the Corporation’s default in payment of the dividend due on such Dividend Payment Date, and no additional dividends shall be payable to Holders whose shares of Series J Preferred Stock shall be subject to redemption by the Corporation.

If fewer than all the outstanding shares of Series J Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata or by any other means determined by the Board of Directors in its sole discretion to be equitable.

If dividends on the Series J Preferred Stock have been declared but not been paid or set apart for payment with respect to any Dividend Period, the Series J Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Series J Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series J Preferred Stock.

In the event the Corporation shall redeem shares of Series J Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 20 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series J Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective.  Each such notice shall state: (a) the redemption date; (b) the number of shares of Series J Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any declared and unpaid dividends as of the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to be payable on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).  If a notice of redemption has been given pursuant to this Section 6 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series J Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to be payable on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding.  The Corporation’s obligation to provide funds for the payment of the redemption price (and an amount equal to any declared and unpaid dividends as of the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and an amount equal to any declared and unpaid dividends as of the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series J Preferred Stock so called for redemption.

Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

Shares of Series J Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock.

7.             Amendment of Resolution.  The Board of Directors reserves the right from time to time to increase or decrease the number of shares that constitute the Series J Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

8.             Rank.  Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a) prior to shares of the Series J Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series J Preferred Stock;

(b) on a parity with shares of the Series J Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series J Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series J Preferred Stock (the term “Parity Preferred Stock” being used to refer to any stock on a parity with the shares of Series J Preferred Stock, either as to dividend or upon  liquidation, dissolution or winding up, or both, as the content may require); and

(c) junior to shares of the Series J Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the holders of the Series J Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

The Series J Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Corporation’s 5.94% Cumulative Preferred Stock, Series C, the Corporation’s 5.67% Cumulative Preferred Stock, Series D, the Corporation’s 6.50% Cumulative Preferred Stock, Series F, the Corporation’s Floating Rate Cumulative Preferred Stock, Series G, and any Parity Preferred Stock issued hereafter, including but not limited to the Corporation’s Non-Cumulative Perpetual Preferred Stock, Series H, and the Corporation’s Non-Cumulative Perpetual Preferred Stock, Series I.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 12th day of February, 2008.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President and
Assistant Secretary